Exhibit 99.1

ARES CAPITAL CORPORATION DECLARES

THIRD QUARTER 2016 DIVIDEND OF $0.38 PER SHARE

AND ANNOUNCES JUNE 30, 2016 FINANCIAL RESULTS

THIRD QUARTER 2016 DIVIDEND DECLARED

New York, NY —August 3, 2016— Ares Capital Corporation (“Ares Capital”) (NASDAQ:  ARCC) announced that its Board of Directors has declared a third quarter dividend of $0.38 per share, payable on September 30, 2016 to stockholders of record as of September 15, 2016.

JUNE 30, 2016 FINANCIAL RESULTS

Ares Capital also announced financial results for its second quarter ended June 30, 2016.

HIGHLIGHTS

Financial

	Q2-16		Q2-15
(dollar amounts in millions, except per share data)	Total Amount	Per Share(1)	Total Amount	Per Share(1)
Core EPS(2)		$0.39		$0.37
Net investment income	$105.3	$0.34	$108.5	$0.35
Net realized gains	$30.6	$0.10	$24.2	$0.08
Net unrealized gains	$21.5	$0.06	$13.8	$0.04
GAAP net income	$157.4	$0.50	$146.5	$0.47
Dividends declared and payable		$0.38		$0.38

	As of
(dollar amounts in millions, except per share data)	June 30, 2016	June 30, 2015	December 31, 2015
Portfolio investments at fair value	$8,900.4	$8,573.4	$9,055.5
Total assets	$9,207.6	$9,088.6	$9,506.8
Stockholders’ equity	$5,218.0	$5,282.4	$5,173.3
Net assets per share	$16.62	$16.80	$16.46

(1)                                 All per share amounts are basic and diluted.

(2)                                 Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less professional fees and other costs related to the proposed acquisition of American Capital, Ltd. (the “American Capital Acquisition”), realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such realized gains and losses. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of basic and diluted Core EPS to the most directly comparable GAAP financial measure are set forth in Schedule 1 hereto.

Portfolio Activity

(dollar amounts in millions)	Q2-16	Q2-15	Q4-15
Portfolio Activity During the Period:
Gross commitments	$539.9	$820.3	$972.2
Exits of commitments	$758.8	$783.1	$569.1

Portfolio as of the End of the Period:
Number of portfolio company investments	214	207	218
Weighted average yield of debt and other income producing securities(3):
At amortized cost	9.8%	10.6%	10.1%
At fair value	9.9%	10.6%	10.3%
Weighted average yield on total investments(4):
At amortized cost	8.9%	9.7%	9.1%
At fair value	9.0%	9.6%	9.2%

(3)                                 Weighted average yield of debt and other income producing securities is computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities divided by (b) total accruing debt and other income producing securities at amortized cost or at fair value as applicable.

(4)                                 Weighted average yield on total investments is calculated as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities divided by (b) total investments at amortized cost or at fair value as applicable.

SECOND QUARTER 2016 OPERATING RESULTS

For the second quarter of 2016, Ares Capital reported GAAP net income of $157.4 million or $0.50 per share (basic and diluted), Core EPS(2) of $0.39 per share (basic and diluted), net investment income of $105.3 million, or $0.34 per share (basic and diluted), and net realized and unrealized gains of $52.1 million or $0.16 per share (basic and diluted).

Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

As of June 30, 2016, total assets were $9.2 billion, stockholders’ equity was $5.2 billion and net asset value per share was $16.62.

In the second quarter of 2016, Ares Capital made $539.9 million in new commitments, including commitments to six new portfolio companies and five existing portfolio companies. Of these new commitments, all were sponsored transactions.  As of June 30, 2016, 151 separate private equity sponsors were represented in Ares Capital’s portfolio. Of the $539.9 million in new commitments made during the second quarter of 2016, 69% were in first lien senior secured loans, 24% were in second lien senior secured loans, 6% were in senior subordinated debt and 1% were in other equity securities.  Of these commitments, 93% were in floating rate debt securities, of which 100% contained interest rate floors. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so.

In the second quarter of 2016, significant new commitments included:

•                  $117 million in first lien senior secured revolving and term loans, a second lien senior secured term loan and equity of a real estate and facilities management software provider;

•                  $114 million in first lien senior secured revolving, delayed draw and term loans of a provider of contracted hospitality services and parking systems;

•                  $78 million in a second lien senior secured term loan and equity of an anesthesia management services provider;

•                  $61 million in first lien senior secured revolving, delayed draw and term loans of a dental services provider;

•                  $55 million in first lien senior secured revolving, delayed draw and term loans of a dermatology service provider; and

•                  $48 million in first lien senior secured revolving, delayed draw and term loans of a airport restaurant operator.

Also in the second quarter of 2016, Ares Capital exited approximately $758.8 million of investment commitments. Of these investment commitments, 59% were first lien senior secured loans, 35% were second lien senior secured loans, 3% were senior subordinated debt and 3% were other equity securities. Of the approximately $758.8 million of exited investment commitments, 84% were floating rate, 13% were fixed rate and 3% were non-interest bearing.

The fair value of Ares Capital’s portfolio investments at June 30, 2016 was $8.9 billion, including $8.1 billion in accruing debt and other income producing securities. The total portfolio investments at fair value were comprised of approximately 29% of first lien senior secured loans, 31% of second lien senior secured loans, 21% of subordinated certificates of the Senior Secured Loan Program (the “SSLP”) (the proceeds of which were applied to co-investments with GE in first lien senior secured loans through the SSLP), 8% of senior subordinated debt securities, 4% of preferred equity securities and 7% of other equity securities. As of June 30, 2016, the weighted average yield of debt and other income producing securities in the portfolio at fair value was 9.9%(3) (9.8% at amortized cost(3)), the weighted average yield on total investments in the portfolio at fair value was 9.0%(4) (8.9% at amortized cost(4)), and 80% of the total investments at fair value were in floating rate securities.

“ARCC continues to deliver strong investment returns for shareholders with another quarter of earnings in excess of our quarterly dividend,” said Ares Capital Chief Executive Officer, Kipp deVeer. “We have some exciting strategic opportunities ahead with the recent funding of the Senior Direct Lending Program and our planned acquisition of ACAS, which we believe will further enhance our already strong market position.”

PORTFOLIO QUALITY

Ares Capital Management LLC (“Ares Capital Management” or Ares Capital’s “investment adviser”) employs an investment rating system to categorize Ares Capital’s investments. In addition to various risk management and monitoring tools, Ares Capital’s investment adviser grades the credit risk of all investments on a scale of 1 to 4 no less frequently than quarterly. This system is intended primarily to reflect the underlying risk of a portfolio investment relative to Ares Capital’s initial cost basis in respect of such portfolio investment (i.e., at the time of origination or acquisition), although it may also take into account under certain circumstances the performance of the portfolio company’s business, the collateral coverage of the investment and other relevant factors. Under this system, investments with a grade of 4 involve the least amount of risk to Ares Capital’s initial cost basis. The trends and risk factors for this investment since origination or acquisition are generally favorable, which may include the performance of the portfolio company or a potential exit. Investments graded 3 involve a level of risk to Ares Capital’s initial cost basis that is similar to the risk to Ares Capital’s initial cost basis at the time of origination or acquisition. This portfolio company is generally performing as expected and the risk factors to Ares Capital’s ability to ultimately recoup the cost of Ares Capital’s investment are neutral to favorable. All investments or acquired investments in new portfolio companies are initially assessed a grade of 3. Investments graded 2 indicate that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has increased materially since origination or acquisition, including as a result of factors such as declining performance and non-compliance with debt covenants; however, payments are generally not more than 120 days past due. An investment grade of 1 indicates that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has substantially increased since origination or acquisition, and the portfolio company likely has materially declining performance. For debt investments with an investment grade of 1, most or all of the debt covenants are out of compliance and payments are substantially delinquent. For investments graded 1, it is anticipated that Ares Capital will not recoup Ares Capital’s initial cost basis and may realize a substantial loss of Ares Capital’s initial cost basis upon exit. For investments graded 1 or 2, Ares Capital’s investment adviser enhances its level of scrutiny over the monitoring of such portfolio company. The grade of a portfolio investment may be reduced or increased over time.

As of June 30, 2016 and December 31, 2015, the weighted average grade of the investments in Ares Capital’s portfolio at fair value was 3.0, and loans on non-accrual status represented 1.3% and 2.6%, respectively, of total investments at amortized cost (or 0.7% and 1.7%, respectively, at fair value).

LIQUIDITY AND CAPITAL RESOURCES

In April 2016, Ares Capital entered into an agreement to amend and restate its senior secured revolving credit facility (as amended and restated, the “Revolving Credit Facility”) that, among other things, (a) extended the expiration of the revolving period for certain lenders electing to extend their commitments in an amount equal to $1.195 billion from May 4, 2019 to May 4, 2020, during which period Ares Capital, subject to certain conditions, may make borrowings under the Revolving Credit Facility, (b) extended the stated maturity date for certain lenders electing to extend their commitments in an amount equal to $1.195 billion from May 4, 2020 to May 4, 2021, (c) permitted certain lenders electing not to extend their commitments in an amount equal to $70 million to remain subject to the existing revolving period and stated maturity in respect of their non-extending commitments, and (d) modified the debt and lien provisions of the Revolving Credit Facility to, among other things, (i) expand the types of additional debt that may be secured by certain assets of Ares Capital on a pari passu basis with the Revolving Credit Facility, subject to certain limitations, and (ii) increase the amount of additional secured debt permitted to be incurred by Ares Capital, subject to certain conditions. The size of the Revolving Credit Facility is $1.265 billion following the amendment and restatement thereof.

In June 2016, Ares Capital repaid in full upon their maturity the $230.0 million aggregate principal amount outstanding of the unsecured convertible notes that bore interest rate at a rate of 5.125% per annum.

As of June 30, 2016, Ares Capital had $125.9 million in cash and cash equivalents and $3.9 billion in aggregate principal amount of debt outstanding ($3.8 billion in carrying value). Subject to leverage, borrowing base and other restrictions, Ares Capital had approximately $0.9 billion available for additional borrowings under its existing credit facilities and Small Business Administration-guaranteed debentures as of June 30, 2016.

SECOND QUARTER 2016 DIVIDEND

Ares Capital declared on May 4, 2016 a second quarter dividend of $0.38 per share for a total of approximately $119.3 million. The record date for this dividend was June 15, 2016 and the dividend was paid on June 30, 2016.

PENDING AMERICAN CAPITAL ACQUISITION

On May 23, 2016, Ares Capital entered into a definitive agreement (the “Merger Agreement”) to acquire American Capital, Ltd. (“American Capital”), a Delaware corporation, in a cash and stock transaction (the “American Capital Acquisition”). As of May 20, 2016, the last full trading day prior to the announcement of the American Capital Acquisition, the transaction had an implied value of approximately $4.0 billion, or $17.40 per fully diluted share of American Capital common stock.  As of July 27, 2016, the transaction had an implied valued of approximately $4.0 billion, or $17.43 per fully diluted share of American Capital common stock.

Upon the completion of the American Capital Acquisition, each share of American Capital common stock issued and outstanding immediately prior to the effective time of the American Capital Acquisition will be converted into the right to receive from Ares Capital, in accordance with the Merger Agreement, (i) $6.41 per share in cash consideration, (ii) stock consideration at the fixed exchange ratio of 0.483 shares, par value $0.001 per share, of Ares Capital’s common stock (subject to certain limited exceptions) (the “Exchange Ratio”) and (iii) (A) if the closing occurs after the record date with respect to the Ares Capital’s dividend payable with respect to the fourth quarter of 2016, 37.5% of the Exchange Ratio times Ares Capital’s dividend for such quarter, plus (B) if the closing occurs after the record date with respect to Ares Capital’s dividend payable with respect to the first quarter of 2017, 75% of the Exchange Ratio times Ares Capital’s dividend for such quarter, plus (C) if the closing occurs after the record date with respect to Ares Capital’s dividend for any subsequent quarter, 100% of the Exchange Ratio times Ares Capital’s dividend for such quarter.  The Exchange Ratio was fixed on the date of the Merger Agreement, and is not subject to adjustment based on changes in the trading price of Ares Capital’s or American Capital’s common stock before the closing of the American Capital Acquisition.  Based on the number of shares of American Capital common stock outstanding on the date of the Merger Agreement, the above would result in approximately 110.8 million of Ares Capital’s shares being exchanged for approximately 229.3 million outstanding shares of American Capital common stock, subject to adjustment in certain limited circumstances.

Additionally, in accordance with the Merger Agreement, each share of American Capital common stock issued and outstanding immediately prior to the effective time of the American Capital Acquisition will have the right to receive (i) $1.20 per share in cash from Ares Capital Management, acting solely on its own behalf (see Transaction Support Agreement discussed below) and (ii) $2.45 per share in cash, which amount represents the per share cash consideration paid to American Capital pursuant to the sale by American Capital of American Capital Mortgage Management, LLC, a wholly owned subsidiary of American Capital Asset Management, LLC (“ACAM”), a wholly owned portfolio company of American Capital, to American Capital Agency Corp.

The completion of the American Capital Acquisition is subject to certain conditions, including, among others, American Capital stockholder approval, Ares Capital stockholder approval, required regulatory approvals (including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended), receipt of certain third party consents, including third party consents from certain investment funds managed by ACAM and its subsidiaries representing at least 75% of the aggregate assets under management of all such funds as of March 31, 2016, and other customary closing conditions.  While there can be no assurances as to the exact timing, or that the American Capital Acquisition will be completed at all, Ares Capital expects to complete the American Capital Acquisition as early as the fourth quarter of 2016.

In connection with the American Capital Acquisition, Ares Capital’s consolidated subsidiary, Ares Capital CP Funding LLC (“Ares Capital CP”) received commitments from certain lenders to provide $460.0 million in new commitments under Ares Capital CP’s revolving funding facility (as amended, the “Revolving Funding Facility”), which would bring the total commitments of the Revolving Funding Facility to $1.0 billion. The new commitments are conditioned upon completion of the American Capital Acquisition, which is subject to certain closing conditions described above, and also are subject to final documentation of the amendment to the Revolving Funding Facility.

In May 2016, in connection with the American Capital Acquisition, Ares Capital suspended its stock repurchase program pending the completion of the American Capital Acquisition.

RECENT DEVELOPMENTS

From July 1, 2016 through July 27, 2016, Ares Capital made new investment commitments of approximately $469 million, of which $343 million were funded. As discussed further below, included in the $469 million of new investment commitments was Ares Capital’s $217 million initial investment commitment in the subordinated certificates of the Senior Direct Lending Program (the “SDLP Certificates”), of which $194 million was funded, to make co-investments with Varagon Capital Partners (“Varagon”) and its clients in first lien senior secured loans through the Senior Direct Lending Program (the “SDLP”). Overall, of the total new commitments, 46% were in investments in the SDLP Certificates, 21% were in first lien senior secured loans, 19% were in senior subordinated loans, 13% were in second lien senior secured loans and 1% were in other equity securities. Of the approximately $469 million of new investment commitments, 80% were floating rate, 19% were fixed rate and 1% were non-interest bearing. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 11.7%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so.

In July 2016, Ares Capital and Varagon and its clients completed the initial funding of the SDLP. As part of the initial funding, pursuant to a forward sale agreement between Ares Capital and the SDLP, Ares Capital sold $529 million of investment commitments to the SDLP, including $55 million of unfunded commitments, and recorded no realized gains or losses. Varagon and its clients sold $503 million of investment commitments to the SDLP, including $51 million of unfunded commitments. Immediately following these sales to the SDLP, the funded SDLP portfolio totaled $926 million and was comprised of 10 first lien senior secured loans to U.S. middle-market companies and the unfunded commitments to fund delayed draw loans to certain of its portfolio companies totaled $106 million. To support the acquisition of the initial funded portfolio by the SDLP, clients of Varagon provided $704 million of capital to the SDLP in the form of notes and $28 million in the form of SDLP Certificates, while Ares Capital provided $194 million of capital in the form of SDLP Certificates.  Ares Capital and a client of Varagon own 87.5% and 12.5%, respectively, of the outstanding SDLP Certificates. Ares Capital estimates that the initial yield on its investment in the SDLP Certificates will be at least 13.5%.  Following this initial funding, the SDLP will make first lien senior secured loans directly to U.S. middle-market companies.

From July 1, 2016 through July 27, 2016, Ares Capital exited approximately $752 million of investment commitments. Included in the $752 million commitments exited were $529 million of investment commitments sold to the SDLP.  Of the total investment commitments, 73% were first lien senior secured loans, 26% were second lien senior secured loans and 1% were senior subordinated loans. Of the approximately $752 million of exited investment commitments, 99% were floating rate and 1% were fixed rate. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 8.1%. On the approximately $752 million of investment commitments exited from July 1, 2016 through July 27, 2016, Ares Capital recognized total net realized gains of approximately $9 million.

In addition, as of July 27, 2016, Ares Capital had an investment backlog and pipeline of approximately $555 million and $525 million, respectively. Investment backlog includes transactions approved by Ares Capital’s investment adviser’s investment committee and/or for which a formal mandate, letter of intent or signed commitment has been issued, and therefore Ares Capital believes are likely to close. Investment pipeline includes transactions where due diligence and analysis are in process, but no formal mandate, letter of intent or signed commitment has been issued. The consummation of any of the investments in this backlog and pipeline depends upon, among other things, one or more of the following: satisfactory completion of Ares Capital’s due diligence investigation of the prospective portfolio company, Ares Capital’s acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, Ares Capital may sell all or a portion of these investments and certain of these investments may result in the repayment of existing investments. Ares Capital cannot assure you that Ares Capital will make any of these investments or that Ares Capital will sell all or any portion of these investments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Wednesday, August 3, 2016 at 12:00 p.m. (ET) to discuss its quarter ended June 30, 2016 financial results. PLEASE VISIT ARES CAPITAL’S WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF ARES CAPITAL’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website at http://www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (888) 317-6003. International callers can access the conference call by dialing +1 (412) 317-6061.  All callers will need to enter the Participant Elite Entry Number 0427022 followed by the # sign and reference “Ares Capital Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected.  For interested parties, an archived replay of the call will be available approximately one hour after the end of the call through August 16, 2016 at 5:00 p.m. (Eastern Time) to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088.  For all replays, please reference conference number 10088255. An archived replay will also be available on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website.

ABOUT ARES CAPITAL CORPORATION

Ares Capital is a leading specialty finance company that provides one-stop debt and equity financing solutions to U.S. middle market companies, venture capital backed businesses and power generation projects. Ares Capital originates and invests in senior secured loans, mezzanine debt and, to a lesser extent, equity investments through its national direct origination platform. Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments primarily in private companies. Ares Capital has elected to be regulated as a business development company (“BDC”) and as of March 31, 2016, was the largest BDC by total assets and market capitalization. Ares Capital is externally managed by a subsidiary of Ares Management, L.P. (“Ares Management”) (NYSE:ARES), a publicly traded, leading global alternative asset manager. For more information about Ares Capital Corporation, visit www.arescapitalcorp.com. However, the contents of such website are not and should not be deemed to be incorporated by reference herein.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital’s filings with the Securities and Exchange Commission. Ares Capital undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

CONTACT

Carl G. Drake

Jana Markowicz

Ares Capital Corporation

(888) 818-5298

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(in thousands, except per share data)

	As of
	June 30, 2016	December 31, 2015
	(unaudited)
ASSETS
Total investments at fair value (amortized cost of $8,980,808 and $9,147,646, respectively)	$8,900,377	$9,055,496
Cash and cash equivalents	125,926	257,056
Interest receivable	124,592	137,968
Receivable for open trades	1,258	—
Other assets	55,490	56,292
Total assets	$9,207,643	$9,506,812
LIABILITIES
Debt	$3,785,354	$4,113,935
Base management fees payable	34,444	34,125
Income based fees payable	28,923	31,234
Capital gains incentive fees payable	56,454	42,265
Accounts payable and other liabilities	45,988	60,587
Interest and facility fees payable	37,082	51,007
Payable for open trades	1,357	327
Total liabilities	3,989,602	4,333,480
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share, 500,000 common shares authorized; 313,954 and 314,347 common shares issued and outstanding, respectively	314	314
Capital in excess of par value	5,312,800	5,318,277
Accumulated overdistributed net investment income	(21,655)	(894)
Accumulated net realized gains (losses) on investments, foreign currency transactions, extinguishment of debt and other assets	4,961	(53,013)
Net unrealized losses on investments, foreign currency and other transactions	(78,379)	(91,352)
Total stockholders’ equity	5,218,041	5,173,332
Total liabilities and stockholders’ equity	$9,207,643	$9,506,812
NET ASSETS PER SHARE	$16.62	$16.46

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
INVESTMENT INCOME
Interest income from investments	$204,023	$201,272	$411,145	$399,928
Capital structuring service fees	12,170	23,082	27,830	43,263
Dividend income	20,735	14,825	37,279	39,380
Management and other fees	4,605	6,235	9,627	12,273
Other income	3,729	4,065	7,431	7,882
Total investment income	245,262	249,479	493,312	502,726

EXPENSES
Interest and credit facility fees	45,334	56,421	95,577	114,996
Base management fees	34,444	33,021	69,203	66,937
Income based fees	28,923	28,949	58,045	58,314
Capital gains incentive fees	10,427	7,682	14,189	3,462
Administrative fees	3,342	3,514	6,765	6,970
Professional fees and other costs related to the American Capital Acquisition	6,546	—	8,011	—
Other general and administrative	6,976	8,773	14,326	15,726
Total expenses	135,992	138,360	266,116	266,405
NET INVESTMENT INCOME BEFORE INCOME TAXES	109,270	111,119	227,196	236,321
Income tax expense, including excise tax	4,006	2,616	9,202	6,141
NET INVESTMENT INCOME	105,264	108,503	217,994	230,180
NET REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS, FOREIGN CURRENCY AND OTHER TRANSACTIONS:
Net realized gains	30,626	24,248	57,974	56,002
Net unrealized gains (losses)	21,510	13,771	12,973	(35,245)
Net realized and unrealized gains on investments, foreign currency and other transactions	52,136	38,019	70,947	20,757
REALIZED LOSSES ON EXTINGUISHMENT OF DEBT	—	—	—	(3,839)
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$157,400	$146,522	$288,941	$247,098
BASIC AND DILUTED EARNINGS PER COMMON SHARE	$0.50	$0.47	$0.92	$0.79
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING - BASIC AND DILUTED	313,954	314,469	314,124	314,289

SCHEDULE 1

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS, the most directly comparable GAAP financial measure, for the three months ended June 30, 2016 and 2015 are provided below.

	For the Three Months Ended June 30,
	2016	2015
	(unaudited)	(unaudited)
Basic and diluted Core EPS(1)	$0.39	$0.37
Professional fees and other costs related to the American Capital Acquisition	(0.02)	—
Net realized and unrealized gains	0.16	0.12
Capital gains incentive fees attributable to net realized and unrealized gains and losses	(0.03)	(0.02)
Basic and diluted GAAP EPS	$0.50	$0.47

(1)                                 Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less professional fees and other costs related to the proposed American Capital Acquisition, realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such realized gains and losses. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.